EXHIBIT 99.1

Eagle Bancorp Announces Record Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., April 16, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $1.059 million, or $0.99 per share ($0.87 per share diluted), for the three months ended March 31, 2009, and declared a cash dividend of $0.255 per share. Earnings for the quarter increased by 96.84% from the $538,000 earned for the quarter ended March 31, 2008. Earnings for the nine-month period ended March 31, 2009 were $1.483 million, or $1.39 per share ($1.22 per share diluted), an increase of $262,000 or 21.46%, over the $1.221 million for the nine month period ended March 31, 2008.

"Many parts of the country are experiencing a difficult economic environment, which makes us particularly pleased that we can report continued strong asset quality as Montana in general, and specifically our markets, continue to do well. As a result we are pleased to announce record earnings for our third quarter. The combination of lower rates and a relatively healthy local and state economy has driven high volumes of mortgage loan originations that our talented lending staff turned into very significant loan sales for the quarter. These loan sales, combined with increased growth in our net interest income, led to the record profitability of this current quarter. We are pleased that the increase in lending was accompanied by strong deposit growth during the quarter as well," said President/CEO Pete Johnson.

The increase in net income for the third quarter resulted from an increase in net interest income (after loan loss provision) of $403,000, and an increase in noninterest income of $907,000. Those increases were partially offset by an increase in noninterest expense of $490,000. Eagle's tax provision was $299,000 higher in the current quarter.

The increase in noninterest income of $907,000 or 146.53% was primarily due to an increase in net gain on sale of loans of $658,000, a decrease in loss on securities-SFAS 159 of $101,000, and an increase in mortgage loan servicing fees of $214,000. The increase in gain on sale of loans was due to a significant increase in loan origination volumes resulting from lower rates on mortgages. The increase on mortgage loan servicing fees was due to an adjustment to the valuation of mortgage servicing rights of $192,000.

Eagle's annualized return on assets was 1.45% and its annualized return on equity was 16.55% for the quarter, compared with 0.83% and 8.45%, respectively, for the same quarter in 2008.

Total interest and dividend income increased $348,000 to $3,822,000 for the quarter ended March 31, 2009 from $3,474,000 for the quarter ended March 31, 2008. This was due primarily to an increase in interest on securities available-for-sale of $267,000. Lower funding costs caused total interest expense to decrease by $127,000 to $1.512 million for the quarter ended March 31, 2009 from $1.639 million for the quarter ended March 31, 2008. Interest expense on deposits decreased $326,000, and interest expense on borrowed money increased $199,000.

For the nine-month period ended March 31, 2009 earnings were $1.483 million, or $1.39 per share ($1.22 per share diluted), as noted above. The increase in net income for the period was the result of an increase in net interest income (after loan loss provision) of $1.487 million, a modest decrease in noninterest income of $6,000, and an increase in noninterest expense of $940,000. Eagle's tax provision was $279,000 higher in the current period. The small decrease in noninterest income was primarily attributable to the decline in value of $1.303 million on Fannie Mae and Freddie Mac preferred stock resulting from the conservatorship of both entities by a federal agency, during the first quarter of the fiscal year which was nearly offset by a nearly identical gain on sale of loans. The Company's increase in noninterest expense was primarily due to an increase in salaries and employee benefits of $350,000 attributable to merit raises, inflationary costs, and a slightly larger staff. Eagle's annualized return on assets was 0.69% and its annualized return on equity was 7.62%, compared with 0.63% and 6.53% respectively for the same nine-month period in 2008.

Over the nine-month period, total assets increased by $15.48 million, or 5.53%, to $295.38 million from $279.91 million at June 30, 2008. Loans receivable increased $4.49 million, or 2.67%, to $172.64 million from $168.15 million. Loans held-for-sale remained the same at $7.37 million. For the nine months, deposits increased $13.14 million, or 7.35%, to $191.99 million from $178.85 million at June 30, 2008. Advances from the Federal Home Loan Bank and other borrowings increased $4.25 million, or 6.52%, to $69.47 million from $65.22 million, while federal fund purchases decreased from $3.0 million to zero. Total stockholders' equity increased $638,000 or 2.49%, to $26.27 million at March 31, 2009 from $25.63 million at June 30, 2008. This was a result of the net income for the period of $1.483 million offset by an increase in accumulated other comprehensive loss of $452,000 (mainly due to an increase in net unrealized loss on securities available-for-sale), and by dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.255 per share for the second quarter of Eagle's fiscal year. The dividend is payable May 22, 2009 to shareholders of record at the close of business on May 1, 2009.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

                     EAGLE BANCORP AND SUBSIDIARY
                            (consolidated)
                        (Dollars in Thousands)
                                                  March 31,    June 30,
                                                    2009        2008
                                                (Unaudited)   (Audited)
                                                -----------   -----------
 ASSETS

 Cash and due from banks                        $    2,246    $   3,541
 Interest-bearing deposits with banks                  133          549

 Federal funds sold                                 11,302           --
                                                -----------   -----------
 Total cash and cash equivalents                    13,681        4,090

 Securities available-for-sale,
      at market value                               76,005       78,417
 Securities held-to-maturity, at cost                  376          697
 Preferred stock - SFAS 159, at market value            20        1,321
 Federal Home Loan Bank stock, at cost               1,925        1,715
 Investment in Eagle Bancorp Statutory Trust I         155          155
 Mortgage loans held-for-sale                        7,374        7,370
 Loans receivable, net of deferred loan fees
  and allowance for loan losses of $399 at
  March 31, 2009 and $300 at June 30, 2008         172,637      168,149
 Accrued interest and dividends receivable           1,477        1,426
 Mortgage servicing rights, net                      1,881        1,652
 Premises and equipment, net                        12,142        8,080
 Cash surrender value of life insurance              6,449        6,285
 Real estate acquired in settlement of loans,
  net of allowance for losses                           --           --
 Other assets                                        1,262          550
                                                -----------   -----------

                             Total assets       $  295,384    $ 279,907
                                                ===========   ===========

 LIABILITIES
 Deposit accounts:

         Noninterest bearing                    $   15,535    $  14,617
         Interest bearing                          176,454      164,234
                                                -----------   -----------
                             Total deposits        191,989      178,851

 Accrued expenses and other liabilities              2,496        2,045
 Federal funds purchased                                --        3,000
 FHLB advances and other borrowings                 69,472       65,222
 Subordinated debentures                             5,155        5,155
                                                -----------   -----------
                             Total liabilities     269,112      254,273

 EQUITY

 Preferred stock (no par value, 1,000,000
  shares authorized, none issued or
  outstanding)                                          --           --
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572
  shares issued; 1,075,312 and 1,076,072
  shares outstanding at March 31, 2009
  and June 30, 2008, respectively)                      12           12
 Additional paid-in capital                          4,543        4,487
 Unallocated common stock held by employee
  stock ownership plan ("ESOP")                       (28)         (55)
 Treasury stock, at cost (148,260 and 147,500
  shares at March 31, 2009 and
  June 30, 2008, respectively)                     (5,034)      (5,013)
 Retained earnings                                  28,053       27,025
 Accumulated other comprehensive loss              (1,274)        (822)
                                                -----------   -----------
                            Total equity            26,272       25,634

                 Total liabilities and equity   $  295,384    $ 279,907
                                                ===========   ===========

                    EAGLE BANCORP AND SUBSIDIARY
                   Consolidated Statements of Income
               (In Thousands, except for Per Share Data)

                       Three Months Ended        Nine Months Ended
                           March 31,                March 31,
                          (unaudited)              (unaudited)
                    -----------------------   ------------------------
                       2009        2008          2009          2008
                    ----------   ----------   ----------   -----------
 Interest and
  Dividend
  Income:
 Interest and
  fees on loans     $    2,862   $    2,750   $     8,654  $    8,169
 Securities
  available-
  for-sale                 959          692        2,899        2,118
 Securities
  held-to-
  maturity                   5            8           15           26
 Interest on
  deposits
  with banks                 3           20            8           54
 FHLB Stock
  dividends                (7)            4            5            9
                    ----------   ----------   ----------   ----------
   Total interest
    and dividend
    income               3,822        3,474       11,581       10,376
                    ----------   ----------   ----------   ----------

 Interest Expense:
 Deposits                  770        1,096        2,462        3,452
 Advances and
  other borrowings         667          468        1,980        1,378
 Subordinated
  debentures                75           75          225          225
                    ----------   ----------   ----------   ----------
   Total interest
    expense              1,512        1,639        4,667        5,055
                    ----------   ----------   ----------   ----------

 Net Interest
  Income                 2,310        1,835        6,914        5,321
 Loan loss
  provision                 72            0          106            0
                    ----------   ----------   ----------   ----------
 Net interest
  income after
  loan loss
  provision              2,238        1,835        6,808        5,321
                    ----------   ----------   ----------   ----------

 Noninterest
  income:
 Service
  charges on
  deposit
  accounts                 179          164          550          546
 Net gain on
  sale of
  loans                    849          191        1,270          547
 Mortgage loan
  servicing fees           350          136          407          406
 Net gain on sale
  of available-
  for-sale
  securities                 0           72           57           72
 Net gain (loss)
  on securities
  SFAS 159                (17)        (118)      (1,303)        (549)
 Other                     165          174          485          450
                    ----------   ----------   ----------   ----------
   Total
    noninterest
    income               1,526          619        1,466        1,472
                    ----------   ----------   ----------   ----------

 Noninterest
  expense:
 Salaries and
  employee benefits      1,110          998        3,302        2,952
 Occupancy expenses        172          136          457          401
 Furniture and
  equipment
  depreciation              78           69          210          210
 In-house
  computer expense         104           73          278          220
 Advertising                74           52          268          185
 Amortization of
  mtg servicing fees       241           83          378          224
 Federal
  insurance premiums        54            5           70           15
 Postage                    31           23          109           79
 Legal, accounting,
  and examination
  fees                      60           48          173          169
 Consulting fees            20           39           82           72
 ATM processing             17           13           45           40
 Other                     290          222          784          649
                    ----------   ----------   ----------   ----------
   Total
    noninterest
    expense              2,251        1,761        6,156        5,216
                    ----------   ----------   ----------   ----------

 Income before
  provision for
  income taxes           1,513          693        2,118        1,577
                    ----------   ----------   ----------   ----------

 Provision for
  income taxes             454          155          635          356
                    ----------   ----------   ----------   ----------

 Net income         $    1,059   $      538   $    1,483   $    1,221
                    ==========   ==========   ==========   ==========

 Basic earnings
  per share         $     0.99   $     0.50   $     1.39   $     1.14
                    ==========   ==========   ==========   ==========

 Diluted earnings
  per share         $     0.87   $     0.44   $     1.22   $     1.01
                    ==========   ==========   ==========   ==========

 Weighted average
  shares
  outstanding
  (basic eps)        1,071,098    1,070,070    1,070,087    1,071,124
                    ==========   ==========   ==========   ==========

 Weighted average
  shares
  outstanding
   diluted eps)      1,219,358    1,214,762    1,218,209    1,213,610
                    ==========   ==========   ==========   ==========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President
           and Chief Financial Officer
            (406) 457-4007